UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2007

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road

Troy, Michigan

(Address of principal executive offices)

48084-7186

(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As discussed in the Current Report on Form 8-K of ArvinMeritor, Inc. (“ArvinMeritor”) dated January 19, 2007 and filed January 24, 2007, ArvinMeritor’s corporate credit rating was lowered to Ba3 by Moody’s Investors Service and to BB- by Standard & Poor’s in January 2007. On October 4, 2007, Moody’s lowered ArvinMeritor’s corporate credit rating to B1 from Ba3, and Standard & Poor’s lowered ArvinMeritor’s corporate credit rating to B+ from BB-.

As discussed in Note 14 of the Notes to Consolidated Financial Statements and under the heading “Financial Condition - Liquidity” in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2007, ArvinMeritor has a $900 million revolving credit facility maturing in 2011. Borrowings under this facility are subject to interest based on quoted LIBOR rates plus a margin, and a commitment fee, all of which are based on ArvinMeritor’s credit ratings. On October 2, 2007, ArvinMeritor and its lenders entered into an amendment to the credit facility that, among other things, increased the margins applicable to outstanding borrowings, as reported in ArvinMeritor’s Current Report on Form 8-K, dated October 2, 2007 and filed on October 4, 2007. As a result of the current ratings and the recent amendment to the credit agreement, the applicable margin over the LIBOR rate increased to 200 basis points from 150 basis points, and the commitment fee increased to 40 basis points from 30 basis points. At September 30, 2007, ArvinMeritor had no borrowings outstanding under this facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

By: /s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President
and General Counsel

Date: October 8, 2007